Exhibit 3.3

Certificate of Incorporation of Bunge Limited Finance Corp.

CERTIFICATE OF INCORPORATION
OF BUNGE LIMITED FINANCE CORP.

ARTICLE ONE

The name of the corporation (hereinafter called the “Corporation”) shall be Bunge Limited Finance Corp.  Capitalized terms used in this Certificate of Incorporation shall have the respective meanings assigned to such terms in Annex X to the Pooling Agreement (the “Pooling Agreement”) by and among Bunge Funding, Inc., a Delaware corporation, Bunge Management Services, Inc., a Delaware corporation and The Bank of New York, as trustee, unless otherwise defined herein.

ARTICLE TWO

The registered office of the Corporation is to be located at Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801.  The name of its registered agent at that address is The Corporation Trust Company (New Castle County).

ARTICLE THREE

The purpose for which the Corporation is formed is to engage in the following activities:

(a)                                  to authorize, issue, sell and deliver debt obligations, the issuance and sale of which may or may not be exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities”);

(b)                                 to use the proceeds of the Securities to advance funds to the Bunge Master Trust pursuant to and in accordance with the terms of the Series 2002-1 VFC Certificate issued pursuant to the Series 2002-1 Supplement to the Pooling Agreement;

(c)                                  to perform its obligations in connection with any agreement to obtain and secure letters of credit or other liquidity support in order to further the purposes of section (a) above; and

(d)                                 to engage in any lawful act or activity and to exercise any powers permitted to corporations organized under the General Corporation Law of Delaware (as the same exists now or may hereafter be amended, the “GCL”) that are incidental to and necessary or convenient for the accomplishment of the above mentioned purposes.

ARTICLE FOUR

(a)                                  The Corporation shall be governed by a board of directors (the “Board of Directors”).  The number of directors of the Corporation shall be fixed pursuant to the by-laws (the “By-Laws”).  The initial Board of Directors shall consist of five directors and shall be elected by the sole incorporator.  Thereafter, each successive Board of Directors shall be elected as provided in the By-Laws.

The Board of Directors shall include at least two individuals who are Independent Directors.  As used herein, an “Independent Director” shall be an individual who:  (i) is not and has not been employed by Bunge Limited, a corporation organized under the laws of Bermuda (“Bunge”) or any of its subsidiaries or affiliates (collectively, the “Bunge Entities”) as a director, officer or employee (except with respect to Bunge Funding Inc. and Bunge Asset Funding Corp.) within the five years immediately prior to such individual’s appointment as an Independent Director; (ii) is not (and is not affiliated with a company or a firm that is) an advisor or consultant to the Bunge Entities; (iii) is not affiliated with a customer or a supplier of the Bunge Entities; provided that for so long as the Corporation shall have more than one Independent Director (each an “Additional Independent Director”), such Additional Independent Directors may be affiliated with a significant customer of the Bunge Entities; (iv) is not affiliated with a company of which the Bunge Entities is a customer or a supplier; provided, that for so long as the Corporation shall have more than one Independent Director, such Additional Independent Directors may be affiliated with a company of which the Bunge Entities is a significant supplier; (v) does not have any personal services contracts with the Bunge Entities (other than those relating to his or her service as an Independent Director, if any); (vi) is not affiliated with a tax-exempt entity that receives contributions from the Bunge Entities; (vii) is not the beneficial owner at the time of such individual’s appointment as an Independent Director, or at any time thereafter while serving as an Independent Director, of any shares of any classes of common stock of the Bunge Entities; provided, that for so long as the Corporation shall have more than one Independent Director, such Additional Independent Directors may each beneficially own such number of shares of any classes of common stock of the Bunge Entities (excluding the Corporation) the value of which constitutes up to 3% of the outstanding common stock of the Bunge Entities; (viii) does not at any time hold any beneficial or economic interest in the Corporation; and (ix) is not a spouse, parent, sibling or child of any person described in (i) through (viii).

(b)                                 As used in paragraph (a) of ARTICLE FOUR, the following terms shall have the meanings set forth in this section:

(i)                                     an “affiliate” of a person, or a person “affiliated with,” a specified person, shall mean a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the specified person.

(ii)                                  The term “control” (including the terms “controlling,” “controlled by” and “under common control with”) shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, by contract, or otherwise.

(iii)                               The term “person” shall mean any individual, partnership, firm, corporation, association, trust, unincorporated organization or other entity, as well as any syndicate or group deemed to be a person pursuant to Section 13(d)(3) of the Securities Exchange Act of 1934, as amended.

(iv)                              A “subsidiary” of a Person shall mean any corporation a majority of the voting stock of which is owned, directly or indirectly through one or more other subsidiaries by such Person.

(v)                                 A “significant customer of the Bunge Entities” shall mean a customer from which the Bunge Entities collectively in the last fiscal year of Bunge received payments in consideration for the products and services of the Bunge Entities which are in excess of 3% of the consolidated gross revenues of the Bunge Entities during such fiscal year.

(vi)                              The Bunge Entities shall be deemed a “significant supplier” of a company if the Bunge Entities collectively received in such company’s last fiscal year payments from such company in excess of 3% of the gross revenues which such company received during such fiscal year for the sale of its products and services.

ARTICLE FIVE

Notwithstanding any other provision of the Certificate of Incorporation, By-Laws, the GCL or any other provision of law that otherwise so empowers the Corporation, the Corporation shall not, without (i) the affirmative vote of 100% of the members of the Board of Directors of the Corporation, including the affirmative vote of at least two (2) Independent Directors, (ii) the affirmative vote of stockholders holding at least two-thirds (2/3) of the total number of outstanding shares of common stock of the Corporation and (iii) written confirmation from each applicable rating agency that the then-current ratings on any of the Securities (if rated) will not be reduced or withdrawn as a result thereof:

(a)                                  engage in any business or activity other than those set forth in ARTICLE THREE;

(b)                                 incur any indebtedness for borrowed money, or assume or guaranty any indebtedness of any other entity, except (i) indebtedness contemplated in ARTICLE THREE hereof,  and (ii) indebtedness not exceeding $100,000 at any time outstanding on account of incidentals or services supplied or furnished to the Corporation;

(c)                                  dissolve or liquidate, in whole or in part, consolidate or merge with or into any other entity or convey, transfer or lease its properties and assets substantially as an entirety to any entity, or permit any entity to merge into it or convey, transfer or lease its properties and assets substantially as an entirety to it unless;

(i)                   the entity (if other than the Corporation) formed or surviving the consolidation or merger or which acquires the properties and assets of the Corporation (A) is organized and existing under the laws of the United States of America, any state thereof or the District of Columbia, (B) expressly assumes the due and punctual payment of all indebtedness, liabilities and obligations of the Corporation, and (C) has a certificate of incorporation containing provisions identical to the provisions of ARTICLE THREE, ARTICLE FOUR, this ARTICLE FIVE, ARTICLE SIX, ARTICLE ELEVEN, ARTICLE SIXTEEN and ARTICLE SEVENTEEN; and

(ii)                         immediately after giving effect to the transaction, no default or event of default has occurred and is continuing under any indebtedness of the Corporation or any agreement relating to such indebtedness;

provided, that with respect to clauses (i) and (ii) above, the Corporation shall have also received written confirmation from each applicable rating agency that the then-current ratings of the Securities (if rated) would not be reduced or withdrawn.

ARTICLE SIX

Notwithstanding any other provision of this Certificate of Incorporation and any provision of law which so empowers the Corporation, the Corporation shall not, without the affirmative vote of 100% of the members of the Board of Directors of the Corporation (including at least two (2) Independent Directors), institute proceedings to be adjudicated bankrupt or insolvent, or consent to the institution of bankruptcy or insolvency proceedings against it, or file a petition seeking or consenting to reorganization or relief under any applicable federal or state law relating to bankruptcy, or consent to the appointment of a receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of the Corporation or a substantial part of its property, or make any assignment for the benefit of creditors, or admit its inability to pay its debts generally as they become due, or authorize or take corporate action in furtherance of any such action.  If there shall not be at least two (2) Independent Directors then in office and acting as required by ARTICLE FOUR of this Certificate of Incorporation, a vote on any matter set forth in this ARTICLE SIX shall not be taken unless and until at least two (2) Independent Directors meeting the requirements of ARTICLE FOUR shall have been appointed and qualified and shall have accepted their appointment.

ARTICLE SEVEN

(a)                                  To the extent permitted under the GCL, no director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty of a director, provided, however, that the foregoing shall not eliminate or limit liability of a director (i) for any breach of such director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the GCL or (iv) for any transaction from which the director derived an improper personal benefit.

(b)                                 The Corporation shall indemnify and advance expenses to its directors, employees and agents and any person who is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise and their respective heirs, executors, administrators, successors and assigns to the fullest extent permitted by the GCL.  Neither the amendment nor repeal of this ARTICLE SEVEN, nor the adoption of any provision of this Certificate of Incorporation inconsistent with this ARTICLE SEVEN shall eliminate or reduce the effect of this ARTICLE SEVEN in respect of any matter occurring, or any cause of action, suit or claim that, but for this ARTICLE SEVEN, would accrue or arise prior to such amendment, repeal or adoption of an inconsistent provision.

ARTICLE EIGHT

The aggregate number of shares which the Corporation shall have the authority to issue is one thousand (1,000) shares, all of which are to be Common Stock of the par value of one United States dollar ($1.00) each.

ARTICLE NINE

The name and the mailing address of the incorporator are as follows:

NAME	MAILING ADDRESS

J. Michael Brown	Winston & Strawn
35 W. Wacker Drive
Chicago, Illinois 60601

ARTICLE TEN

The Corporation shall not dissolve at any time at which any Securities issued and sold by the Corporation are outstanding.

ARTICLE ELEVEN

In furtherance and not in limitation of the powers conferred by statutes, the Board of Directors of the Corporation, with the consent of at least two (2) Independent Directors, is expressly authorized to make, alter or repeal the By-Laws of the Corporation, except any particular By-Law which is specified as not subject to alteration or repeal by the Board of Directors; provided, however, that any such alteration or amendment, repeal or adaption that affects in any way the criteria for, qualifications of, or requirements that, the Corporation maintain at least two “Independent Directors” (as such term is defined in ARTICLE FOUR) must receive the prior affirmative vote or written consent of at least two (2) Independent Directors and must be consistent with a corresponding and properly adopted alteration, amendment, repeal or adaption of the Certificate of Incorporation of the Corporation.

ARTICLE TWELVE

If the By-Laws so provide, the stockholders and the directors may hold their meetings, and the Corporation may have one or more offices outside the State of Delaware.  The books of the Corporation (subject to the provisions of the laws of the State of Delaware) may be kept outside of the State of Delaware at such places as from time to time may be designated by the Board of Directors.  Election of directors need not be by written ballot unless the By-Laws of the Corporation so provide.

ARTICLE THIRTEEN

No contract, transaction or act of the Corporation shall be affected or invalidated by the fact that any of the directors of the Corporation are in any way interested in or connected with any other party to such contract, transaction or act or are themselves parties to such contract, transaction or act, provided that such interest shall be fully disclosed or otherwise known to the Board of Directors, or a majority thereof, at a meeting of the Board of Directors at which such contract, transaction or act is authorized, ratified or confirmed; and any such director may be counted in determining the existence of a quorum at any such meeting and may vote in connection with such authorization, ratification or confirmation with like force and effect as if he were not so interested or connected or was not a party to such contract, transaction or act.

ARTICLE FOURTEEN

The Board of Directors in its discretion may submit for approval, ratification or confirmation by the stockholders at any meeting thereof any contract, transaction or act of the Board of  Directors or of any officer, agent or employee of the Corporation, and any such contract, transaction or act which shall have been so approved, ratified or confirmed by the holders of common stock shall be as valid and binding upon the Corporation and upon the stockholders thereof as though it had been approved and ratified by each and every stockholder of the Corporation.

ARTICLE FIFTEEN

Every asserted right of action by or on behalf of the Corporation or by or on behalf of any stockholder against any past, present or future member of the Board of Directors, or any committee thereof, or any officer or employee of the Corporation or any subsidiary thereof, arising out of or in connection with any bonus, supplemental compensation, stock investment, stock option or other plan or plans for the benefit of any employee, irrespective of the place where such right of action may arise or be asserted and irrespective of the place of residence of any such director, member, officer or employee, shall cease and be barred upon the expiration of three years from the later of the following dates:  (a) the date of any alleged act or omission in respect of which such right of action may be asserted to have arisen, or (b) the date upon which the Corporation shall have made generally available to its stockholders information with respect to, as the case may be, the aggregate amount credited for a fiscal year to a bonus or supplemental compensation reserve, or the aggregate amount of awards in a fiscal year of bonuses or supplemental compensation, or the aggregate amount of stock optioned or made available for purchase during a fiscal year, or the aggregate amount expended by the Corporation during a fiscal year in connection with any other plan for the benefit of such employees, past, present or future, or on behalf of any spouse, child or legal representative thereof, against this Corporation or any subsidiary thereof arising out of or in connection with any such plan, irrespective of the place where such asserted right of action may arise or be asserted, shall cease and be barred by the expiration of three years from the date of the alleged act or omission in respect of which such right of action shall be asserted to have arisen.

ARTICLE SIXTEEN

The Corporation shall not amend, alter, change or repeal ARTICLE THREE, ARTICLE FOUR, ARTICLE FIVE, ARTICLE SIX, ARTICLE ELEVEN, this ARTICLE SIXTEEN or ARTICLE SEVENTEEN unless it has received (i) prior written confirmation from each applicable rating agency that the current ratings on the Securities (if rated) will not be reduced or withdrawn as a result of such amendment, alteration, change or repeal, (ii) the affirmative vote of 100% of the members of the Board of Directors of the Corporation, including at least two (2) Independent Directors and (iii) the affirmative vote of stockholders holding at least two-thirds (2/3) of the total number of outstanding shares of common stock of the Corporation; provided that no such amendment, alteration, change or repeal shall reduce below one (1) either (a) the number of Independent Directors or (b) the number of affirmative votes or consents of the Independent Directors required to approve an amendment, alteration, change or repeal of ARTICLE THREE, ARTICLE FOUR, ARTICLE FIVE, ARTICLE SIX, ARTICLE ELEVEN, this ARTICLE SIXTEEN, or ARTICLE SEVENTEEN.  Subject to the foregoing limitation, the Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by the law of the State of Delaware, and all rights of the stockholders herein are granted subject to this reservation.

ARTICLE SEVENTEEN

The Corporation shall not commingle its assets with those of any other entity or person and its funds and other assets shall be separately identified and segregated.  The Corporation shall maintain its own separate bank accounts, and shall maintain its corporate, financial and accounting books and records separate from those of any other entity or person.  The Corporation shall indicate in such statements and records the separateness of the Corporation’s assets and liabilities from those of any other entity or person.  The Corporation shall pay from its assets all liabilities, obligations and indebtedness of any kind incurred by the Corporation and shall not pay from its assets any liabilities, obligations or indebtedness of any other entity or person.  The Corporation shall, at all times, hold itself out to the public (including, without limitation, any creditors of any of its affiliates) under the Corporation’s own name and as a separate and distinct corporate entity.  The Corporation shall conduct its business from an office that is separate and distinct from the Bunge Entities, even if such office space is subleased from the Bunge Entities; provided that such sublease is on arm’s length commercial terms.

IN WITNESS WHEREOF, I have signed my name to this Certificate of Incorporation this 16th day of January, 2002.

J. Michael Brown, Sole Incorporator

/s/ J. MICHAEL BROWN